Exhibit 4.1

AMENDMENT NO. 1
TO
382 RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of November 5, 2016 (this “Amendment”), to the 382 Rights Agreement, dated as of September 17, 2015 (the “Rights Agreement”), by and between Windstream Holdings, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of November 5, 2016, (the “Merger Agreement”), among the Company, Europa Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company (“Merger Sub 1”), Europa Merger Sub, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Company (“Merger Sub 2”), and EarthLink Holdings Corp., a Delaware corporation (“Europa”), pursuant to which (i) Merger Sub 1 will merge with and into Europa, with Europa continuing as the surviving corporation (the “Initial Merger”), and (ii) immediately following the Initial Merger, the surviving corporation will merge with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Initial Merger, the “Combination”) with Merger Sub 2 continuing as the surviving company and an indirect wholly-owned subsidiary of Parent; and

WHEREAS, the Company will, upon the closing of the Merger, (i) issue Common Stock to the holders of (A) issued and outstanding shares of Europa common stock (the “Europa Common Stock”) and (B) options to purchase Europa Common Stock which are in-the-money as a result of the Merger, if any (the “Europa Options”) and (ii) assume and convert each outstanding right to receive Europa Common Stock pursuant to a stock unit award granted under a Europa benefit plan (each, a “Europa Restricted Stock Unit”) into a restricted stock unit issued by the Company with respect to a number of shares of Common Stock (each, a “Company Restricted Stock Unit”), in each case pursuant to and in accordance with the Merger Agreement; and

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, the Company desires to amend the Rights Agreement in connection with the transactions contemplated by the Merger Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent an officer’s certificate stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in accordance with Section 27 of the Rights Agreement, and in consideration of the premises and mutual agreements hereinafter set forth, the Company and the
Rights Agent agree to amend the Rights Agreement as follows:

1.	Amendment to Section 1.

(a)The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither EarthLink Holdings Corp. nor any of its controlled Affiliates shall be deemed to be an Acquiring Person solely as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Combination (as defined in the Merger Agreement) and the other transactions contemplated thereby.”

(b)The definition of “Beneficial Owner” in Section 1(e) of the Rights Agreement is hereby amended by adding the following sentence as the last sentence of the final paragraph thereof:

“Notwithstanding anything in this Agreement to the contrary, prior to the consummation of the transactions contemplated by the Merger Agreement, no holder of Company Common Stock, Company Stock Options or Company Restricted Stock Units (in each case, as defined in the Merger Agreement) shall be deemed, on account thereof, to Beneficially Own any shares of Common Stock solely as result of the execution, delivery or performance of the Merger Agreement by EarthLink Holdings Corp. or the consummation of the Combination (as defined in the Merger Agreement) and the other transactions contemplated thereby.”

(c)The definition of “Distribution Date” in Section 1(m) of the Rights Agreement is hereby amended and restated by adding the following proviso at the end thereof:

“; provided, further, that in no event shall the Distribution Date be deemed to have occurred solely as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Combination (as defined in the Merger Agreement) and the other transactions contemplated thereby.”

(d)The definition of “Existing Holder” in Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety as follows:
““Existing Holder” shall mean any Person that, (I) as of September 17, 2015, was the Beneficial Owner of 4.90% or more of the shares of Common Stock outstanding unless and until such Existing Holder acquires Beneficial Ownership of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock) unless, upon becoming the Beneficial Owner of such additional share(s), such Existing Holder is not then the Beneficial Owner of 4.90% or more of the then outstanding shares of Common Stock or (II) at the Effective Time (as defined in the Merger Agreement), becomes the Beneficial Owner of greater than 4.90% of the shares of Common Stock outstanding, solely as a result of the Combination (or would become such upon the later vesting of Parent Exchange Units (as defined in the Merger Agreement) received at the Effective Time (as defined in the Merger Agreement) in respect of Company Restricted Stock Units (as defined in the Merger Agreement) assumed by the Company pursuant to Article II of the Merger Agreement) unless and until such Existing Holder acquires Beneficial Ownership of one or more additional shares of Common Stock (other than pursuant to the vesting of such Parent Exchange Units (as defined in the Merger Agreement), or pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock) unless, upon becoming the Beneficial Owner of such additional share(s), such Existing Holder is not then the Beneficial Owner of 4.90% or more of the then outstanding shares of Common Stock.”

(e)Section 1 of the Rights Agreement is hereby amended by adding the following definition thereto as subsection (t), with all such updates and conforming changes to Section 1 being deemed automatically made hereby:

““Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of November 5, 2016, by and among the Company, Europa Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, Europa Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, and EarthLink Holdings Corp., a Delaware corporation.”

(f)The definition of “Stock Acquisition Date” in Section 1(x) of the Rights Agreement is hereby amended and restated by adding the following proviso at the end thereof:

“; provided, however, that in no event shall a Stock Acquisition Date be deemed to have occurred solely as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Combination (as defined in the Merger Agreement) and the other transactions contemplated thereby.”

2.Termination of Merger Agreement. If for any reason the Merger Agreement is terminated prior to the consummation of the Combination, then this Amendment shall automatically terminate and shall be of no further force or effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company shall promptly notify the Rights Agent in writing if the Merger Agreement is terminated prior to the consummation of the Combination.

3.Effectiveness. This Amendment shall be deemed effective concurrently with the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State other than its conflict-of-law principles.

5.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, effective as of the date and year first above written.

WINDSTREAM HOLDINGS, INC.

By:	/s/Anthony W. Thomas
Name:	Anthony W. Thomas
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/Joseph S. Campbell
Name:	Joseph S. Campbell
Title:	Vice President

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